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The following is a transcript of the conference call held on May 12, 2008 to discuss Emageon Inc.’s results for the quarter ended March 31, 2008:
TRANSCRIPT
EMAGEON INC.
First Quarter 2008 Earnings Conference Call
May 12, 2008
9:00 a.m. CDT
Operator: Good day ladies and gentlemen, and welcome to the first quarter 2008 Emageon Inc. earnings conference call. My name is Erica, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference. If at any time during the call you require assistance, please press “*” followed by “0”, and a coordinator will be happy to assist you. I would now like to turn the presentation over to your host for today’s call, Mr. Chuck Jett, CEO. Please proceed sir.
Chuck Jett: Thank you and welcome to Emageon’s investor conference call. Today, we will discuss our financial results for the first quarter of 2008, the dynamics of the market we are operating in today and our outlook for the remainder of 2008. Joining me at the Company today are Chris Perkins, our Chief Operating Officer and John Wilhoite, our Chief Financial Officer. Before we talk any further about our financial results, John has some comments to make about the call.
John Wilhoite: Thanks, Chuck. Some of the comments we will make today are forward-looking statements. These statements represent Emageon’s current views with respect to, among other things, future events and financial performance. Any forward-looking statements we make are based on our historical performance and on current plans, estimates and expectations. The inclusion of forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations will be achieved. These forward-looking statements are subject to risks and uncertainties, and a discussion of these risks and uncertainties is included in the Form 10-K we filed with the SEC on March 17, 2008. You should carefully read this document and the risk factors discussed therein. If one or more of the risks or uncertainties referred to above materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from projections. Except as may be required by law, Emageon undertakes no obligation to update forward-looking statements to reflect changes in assumptions, future operating results, financial condition, business strategies or the occurrence of unanticipated events.
Chuck Jett: Thanks, John. This morning, we reported our financial results for the first quarter of 2008. As we disclosed in the press release, our revenue in the first quarter of 2008 was $19.3 million, which was a decline of 30% compared to the first quarter of 2007. Our net loss was $4.6 million, or $0.21 per share, compared to a net loss of $1.8 million, or $0.09 per share in the first quarter of 2007. Our net loss in the first quarter of this year included severance charges of $0.8 million, or $0.04 per share. Excluding these severance charges, our net loss was $3.8 million, or $0.17 per share. Our cash earnings for the first quarter of 2008, excluding severance charges, was a loss of $0.9 million, or $0.04 per share. Our first quarter revenue was lower than our internal expectations primarily due to certain customer-initiated delays in our implementations.
John will make more specific comments about the financial results later in the call and Chris will provide detailed updates on our operations and our view on the remainder of 2008.
I would like to comment on three items that are having an impact on our business. Two of the items are general to the market and one is specific to our company.
First, as we have previously discussed, penetration rates for our core radiology products are above 90% in the greater than 200 bed hospital market and higher than 50% in the less than 200 bed hospital market. The replacement cycle in the greater than 200 bed hospital market is not expected to see meaningful action until 2009. Please remember the impact to our financial results from this replacement cycle will not show up until at least the last half of 2009.
Second, the credit market issues are causing difficulties for some of our customers. Our customer base is largely made up of not-for-profit hospitals. The allocation of capital in the current environment is more contentious and in some cases we are seeing capital freezes. This is an issue in all segments of the markets we serve. This issue has caused an up-tick in the number of customers evaluating a “per-study” contractual arrangement. This type of contract, while good for the long term, places additional pressure on our short term financial results as we are not able to recognize the system sales revenue in the period upon go-live; instead we are required to recognize the revenue over an extended period of time based on the duration of the contract.
The third item is specific to Emageon. We currently have an activist shareholder seeking to elect an alternate slate of directors. As you may know, on May 5th we filed a preliminary proxy statement for our 2008 annual meeting of stockholders, which is scheduled to be held on June 23, 2008. We have received, and continue to receive, questions about Oliver Press Partners and its activities relating to our annual meeting. These questions are coming not only from our stockholders, but also from our customers and employees, many of whom have expressed to us their concern over the effects of these activities on our long-term business strategy.
There will come a time when it is appropriate for the company to discuss Oliver Press Partners and its nominees in greater detail, but today we would like to focus on the company’s results for the first quarter of 2008 and its plans and strategies for the remainder of the year. Therefore, we will not entertain any questions that relate to Oliver Press Partners, Gus Oliver or Clifford Press today. We appreciate your cooperation with this request.
These three items are realities that we must manage through. We are not changing our annual guidance. We are affirming the guidance we issued on February 20, 2008.
Our focus in 2008 is essentially three key objectives: (1) Hitting our EPS target of ($0.23) to ($0.20) for 2008 (please remember this target is exclusive of severance and restructuring charges); (2) improving the quality and performance of all of our existing products and services to better serve our existing customers; and (3) investing in R & D to ready our products for the replacement market. While our first quarter was challenging, we are reiterating our financial guidance for 2008.
John will now give you some more detailed information about our first quarter financial results.
John Wilhoite: Good morning. In summary, the first quarter decline in revenue Chuck mentioned was the primary driver of our increased loss over first quarter 2007. On the positive side, our gross margin was improved over the prior year quarter, and our primary operating expenses were substantially less than in first quarter 2007. However, we did not realize the full benefit of those positives because of the effects of unusual charges for employee severance, which cost us 4 cents per share, higher legal expenses, which cost us near 2 cents per share, and an adjustment in our stock-based compensation expenses, which cost us two cents per share.
As Chuck mentioned previously, our total revenue for the quarter was $19.3 million, a 30% decrease over last year’s first quarter and $700,000 less than our quarterly guidance given during our last conference call. Our first quarter revenue was lower than our internal expectations due to certain customer-initiated delays in our implementations that are now forecasted for future quarters. There are no over-riding issues related to these delayed implementations on our side. Also, during the first quarter, we experienced existing customers delaying the placement of add-on orders as a result of capital constraints. A couple of these add-on orders were originally forecasted for recognition in the first quarter as a result of the nature of the deals.
As compared to last year’s first quarter, the $8.0 million revenue decrease in the first quarter of this year was all in system sales rather than support services. We believe the shortfall is the result of the industry weakness we have been discussing with you for several quarters and the resulting comparatively low bookings we experienced in the second half of 2007. Revenue levels for both radiology and cardiology in the first quarter were less than the prior year’s quarter. The composition of first quarter systems sales revenue is about half radiology and half cardiology. Support services revenue in total was $200 thousand less than in first quarter 2007, the result of an increase in recurring maintenance revenue, as you would expect, and a decline in professional services revenue in line with the systems revenue decline. Our recurring revenues were $10.5 million in the first quarter of 2008 compared to $9.1 million for the prior year period and $36.9 million in 2007.
Our GAAP net loss for the first quarter was $4.6 million, or $0.21 per share, compared to a GAAP net loss of $1.8 million or $0.09 per share in the first quarter of 2007. Our gross margin was 43.2%, which is actually 3 points higher than our gross margin during the first quarter of last year. Our operating expenses, excluding severance charges, were $12.2 million in the first quarter, or $0.8 million less than last year’s first quarter. Our first quarter expenses also included higher than expected legal and related fees of approximately $0.3 million related to strategic activities of the Board of Directors.
Excluding the severance charges discussed above, our net loss was $3.8 million, or $0.17 per share. During our 4th quarter conference call, we told you that we would be in the range of $0.13 to $0.15 net loss per share during the quarter and fell short of that range as a result of revenue delays, higher legal fees and higher stock compensation expense than we had projected in our forecast.
Our cash earnings, which we define as our GAAP net income (excluding severance charges) less depreciation, amortization and stock-based compensation, was a loss of $0.9 million, or $0.04 per share, in the first quarter. We discussed in our fourth quarter conference call that we would be near break even for cash earnings in the first quarter, but missed that mark for some of the same reasons that I described earlier.
In terms of our cash and liquidity, our available cash balance increased in the first quarter by over a million dollars from the end of December and stands at approximately $18 million, which is consistent with available cash at the end of the first quarter of 2007. During the first quarter we had positive cash flow from operations of $2.6 million.
We continue to be debt free and have just renewed our $15 million credit facility under the same terms and conditions as before. We are confident in our cash and liquidity outlook for the remainder of 2008.
I will now turn the call over to Chris to further discuss our operations and outlook.
Chris Perkins: Good Morning. First let me say that while I was projecting a better financial performance in the first quarter, I am pleased in regards to progress we have made in implementing on several of our key business plan objectives. While the market environment is challenging, we continue to be committed to delivering on the key strategies that will position us for future growth and profitability, and to meet our 2008 financial goals.
We have a clearer perspective of the challenges we face for 2008, but also have a sharper focus on what is critical to our success. My focus continues to be on delivering the following during 2008:
•	First, drive improvement in the quality of our bookings:
•	We continue to focus on selling more software and less hardware and service/support contract renewals. This improved quality was not directly reflected in our first quarter bookings, but we are making good progress to improve this trend in the following quarters.
•	Our sales team is continuing to build a high-quality, qualified pipeline, for new software sales primarily around our HeartSuite and RadSuite Express products.
Our pipeline for both our new HeartSuite and RadSuite Express products are growing, and we continue to expect to see favorable trends for these products in future quarters.. Also, we continue to team with Dell to promote our RadSuite Express product. We are jointly conducting seminars to promote our products and relationship, and these have been successful in developing engaged prospects.
While market conditions are challenging in our RadSuite Premium market, we are currently engaged in several opportunities where we are well positioned; however, due to the current market environment, we are being cautious on the timing for these opportunities to close.

•	Next, execute on our product development initiatives in order to deliver on innovation initiatives, and to improve product performance and satisfaction:
•	Our Product Management and Engineering teams have collaborated to develop a strong and deep product roadmap that gives us improved confidence towards execution, and delivery of value from these investments.
We are currently investing in new releases for our RadSuite and HeartSuite products that will be introduced in the second and third quarters. We are very excited about these new releases as they will deliver numerous improvements that will provide new features and functionality, as well as deliver enhanced product performance for our customers.
•	I am very pleased with the positive momentum and results from our product development teams. We are committed to success in our R&D efforts and we believe that these investments will deliver good value to our customers and shareholders.
•	In tandem with driving these initiatives, we continue to focus on delivering improvement in 2008 profitability. We are continuing to assess efficiencies throughout our business while continuing to invest in product development and customer service and support initiatives.
Now I would like to talk about our financial outlook for the remainder of 2008:
•	Our 2008 Bookings guidance remains at $65 to $70 million. Consistent with historical seasonality, our Q1 bookings were lower than our expected Q2 through Q4 bookings levels. Our Q1 total bookings were in line with our expectations.
•	We remain positive regarding our outlook for sales of our HeartSuite and RadSuite Express products, and continue to expect growth in new systems sales for these products this year.
•	We continue to see good interest and sales activity for our HeartSuite products in the cardiology market as these departments look for new solutions. We are well-positioned to win new sales to existing customers and new prospects, and our product strength and performance is evidenced by the “Best in KLAS” award we received for our HeartSuite VERICIS product at the end of 2007.
•	The small-to-medium sized hospitals and clinics remain active in the current market, as they need to obtain the efficiencies and care improvement capabilities from digital imaging versus film-based imaging. Our RadSuite Express product offers these customers an optimized solution that addresses the needs of these facilities at a more affordable price point.
•	Also, as discussed previously, even though market conditions are challenging, we are engaged in several RadSuite Premium opportunities for larger hospitals.
•	Moving to Revenues:
•	Based on our revenue backlog and sales bookings outlook, we continue to expect revenue for 2008 to be in the range of $87 to $89 million.
•	We continue to expect our recurring maintenance and support revenues to comprise approximately 45% of our 2008 revenues.
•	We are proceeding forward with some caution regarding factors that could impact our outlook for bookings and revenues which include:
•	While the current credit market issues and resulting capital constraints have impacted some of our customers, we are anticipating that these conditions will show some improvement through the year. Timing of our bookings can impact revenue recognized in the current fiscal year.

•	The potential mix of more “per study” vs. capital purchases in our RadSuite Express product line could impact the revenue recognized during 2008.
•	For earnings per share
•	Even though we were below our first quarter guidance, our full year guidance for net loss per share remains at $(0.23) to $(0.20).
•	We continue to forecast these levels of earnings for 2008 as we expect to see further improvement in gross margin levels for the year, and as we continue to achieve operating efficiencies across our organization.
•	2008 Cash earnings per share guidance remains at $0.23 to $0.27.
•	We continue to expect severance and restructuring costs to be in the range of $1.5 to $2 million. Again, our per share estimates exclude these restructuring costs.
•	We expect second quarter 2008 revenue to be in the range of $17.5 $18.5 million, net loss per share excluding severance and restructuring charges to be in the range of $(0.20) to $(0.18), and cash earnings per share to be in the range of $(0.08) to $(0.06).
•	We remain cautious on the timing of implementations considering we experienced some customer delays in the first quarter.
•	We expect improvement in gross margins over first quarter.
•	We will see some increase in R&D spending compared to first quarter levels related to some of the key product development initiatives we have in process.
•	We expect we will incur increased legal expenses in the second quarter related to our shareholder proxy solicitation process.
While we know that 2008 will be a challenging year in terms of our overall financial performance, I am positive regarding the progress on our key business initiatives. We remain committed to our customers and to executing on our business plan in order to achieve our 2008 financial objectives, and to drive improved performance that can be sustained to create future profitable growth.
Chuck Jett: Thanks, Chris. Our team is energized and aggressively working towards achieving our goals that will produce positive results for our customers and our shareholders. We remain positive on the outlook for the long-term future of Emageon. We will be glad to take some questions. OK, operator. Please open the lines.
Operator: Thank you. Ladies and gentlemen, if you wish to ask a question, please press “*” followed by “1” on your touch tone telephone. If your question has been answered or you wish to withdraw your question, press “*” followed by “2”. All questions must be submitted at this time in order for it to be registered. Questions will be taken in the order received. Please press “*” “1” to begin.
Our first question comes from the line of Newton Juhng from BB&T Capital Markets; please proceed.
Newton Juhng: Good morning gentlemen. One of the questions that I have is just with regard to the credit issues that you’re seeing here, if you can give us a little bit more detail. I’m wondering if this is coming from the “C” level where the CFO’s are taking pause because of a kind of increased cost of capital that they’re dealing with, or can you give us a little more insight as to what’s going on within your customers?
Chuck Jett: Yes, Newton this is Chuck. What we have experienced in a number of organizations, and as I’m sure you recall we have a customer based that is largely made up of not-for-profit chains, and in most cases the capital deferment or the capital freeze or postponement has been edicts that have come down from high in the organization. Either from a corporate level financial perspective or in some cases, at a hospital, senior finance type of executive that has placed projects on hold.

Newton Juhng: And so the idea that that might unfreeze at some point, can you give us some idea as to what it would take? Is it just the overall environment improving or is there something specifically that you guys can do to help the customers along in this front?
Chuck Jett: Newton, I would tell you that we’re at the mercy of this credit market there. I believe that our customers have all the issues that we all read about in the Wall Street Journal on a daily basis. Almost all of our customers are again they’re very large not-for-profits and they are heavily . . . their balance sheets are heavily . . . they’re very much tied into the debt market, so as we see an easing there we would hope that we would start seeing more capital availability for products like ours.
Newton Juhng: Okay. And Chuck, just in terms of the customers’ perspective, you said in your comments that what’s going on with the uncertainty within the board and so on, or the prospective changes to the board that somebody is trying to make, whether the customers here are . . . they’re obviously asking questions, can you tell us a little bit more as to what you’re telling them at this point and where we should be looking to . . . I guess my question is whether or not you’re seeing them — the customers — take pause as a result of the questions of change of control.
Chuck Jett: Newton, I really can’t speak to how we might proactively engage in the process going forward. However, I can say to you that given the very nature of our products and the fact that it’s a large capital investment, and the fact that it has a life cycle at least 5 to 7 years, any customer, prospective or existing customer, whether its a new contract or renewal of an existing contract, they are sensitive to what the long-term business strategy of the company is. And anything that calls into question the future outlook of the company is something that gives them pause, and that was the point that I was making in my comments. Over the next few weeks as we go through the process we will have more commentary about our thoughts on the board control issues.
Newton Juhng: Okay Chuck, thanks for those comments. That is very helpful to get your perspective. And then, I guess last question is just for John. Did you give a bookings number for this quarter where it came out at? I mean, I know you kind of give some direction, but . . .
John Wilhoite: No, we didn’t. I think we said this a few times. We were going to give backlog and bookings numbers twice per year.
Newton Juhng: Right, okay.
John Wilhoite: If you look at our website. I think the posting is still there, it will give you all of ‘07. So we’ll be updating that at the end of the second quarter.
Newton Juhng: Okay, thank you very much.
Operator: And next question comes from the line of Brett Jones with Leerink Swann, please proceed.
Brett Jones: Hi, good morning gentlemen. I had a question on the competitive environment and the replacement cycle in particular. Some of your competitors have spoken that they’re benefiting from the replacement cycle already, and in your minds you’re not going to see that uptick until 2009, 2010. I was wondering if you’d talk a little bit about the disparity. They specifically cited — you know — large academic medical centers who were early purchases of PACS systems which really is the same base that you guys have gone after in the past.
Chuck Jett: Yes Brett, we are, as we noted on our last call, we’ve begun to see the very early activity in a sales process that would lead to those but in terms of bookings with those large academics centers or large chains of hospitals, we are not yet in a position to say that we’ve benefited from a replacement cycle and I would also add to that the cycles that we are aware of and engaged in, we’re not aware of large groups making a decision for anybody at this point. So we continue to believe that it’s going to be very late this year and into 2009 as those things develop and those decisions are made.
Brett Jones: Sorry about the background noise. I could just move on to the next question if you could still hear me.

Brett Jones: Okay, go ahead. I just wanted to touch on the percentage of customers you’re seeing opt for the per study pricing model and when did that really begin, is that something that’s brand new to this quarter?
Chuck Jett: We did a handful of those in the last half of last year Brett, and what we’re seeing is that in some cases where there is a capital constraint issue, there is an opportunity to go forward with a per study model that have less has less capital implications for the customers, and so we’re sorry to see more activity in that. But it is certainly . . . it was a handful last year but we’re seeing an uptick from a handful to a more meaningful percentage of our overall opportunities are per study oriented rather than capital purchase. That’s particularly the case in the RadSuite Express environment.
Brett Jones: Okay, that’s exactly what I was wondering if it’s more RadSuite Express. Do you expect that to change with RadSuite Premium or no?
Chuck Jett: We’ve not seen it as of yet. We’ve got maybe one in a single instance where we have a prospective opportunity that is considering that option. But in general, as Chris noted in his commentary, we remain very cautious about bookings on RadSuite Premium in the near term. So it really doesn’t factor in really to our numbers for this year.
Brett Jones: Okay, so that’s not the way I was going to go. My last question was going to be is this different than when you provided your guidance before, and what gives you confidence in maintaining that guidance when you think about the mix shift to a per price or per study contracting?
Chris Perkins: We did anticipate that we would be seeing some of the RadSuite Express opportunities on the per study pricing. And again, we don’t have anything that’s changed our outlook but there are a larger number of entities looking and evaluating per study pricing, but we’re still comfortable with our raw guidance.
Brett Jones: I agree. Thank you very much.
Operator: Our next questions comes from the line of Richard Cloves from Jeffries, please proceed.
Richard Close: Thank you. With respect to . . . I think you mentioned $10.5 million in recurring revenue in the first quarter, is that correct?
John Wilhoite: Yes, that’s correct.
Richard Cloves: Okay, and on that $10.5 million, how long are those contracts? I assume that’s all, you know, maintenance, is that correct?
John Wilhoite: Yes, it is.
Richard Close: Okay. So how, if you looked at the age of the contracts that make up the $10.5 million, how much of that, or maybe if you could sort of guestimate, in terms of the percentage that possibly could go away or is all of that $10.5 million tied for a while?
Chris Perkins: Richard this is Chris Perkins. I don’t have the specific numbers in front of me, but as you may recall that during 2007 an important initiative of the company’s was to enter into and sign a meaningful amount of service contract renewals for a customer base and that was reflected in our bookings for 2007. So while I don’t have the specific numbers with me, I do know that a large number of our customers did sign up for a new 3 to 5 year service contract renewals during the course of 2007.
Richard Close: Would a large number be 75% plus of your existing customers or . . . ?
Chris Perkins: I would have to get back to you with that specific information, I don’t have that in front of me.

Richard Close: Okay. And then, I guess question with respect to, and maybe you answered this, but you reiterated the guidance on the bookings for the year, but the tone was somewhat negative I guess on the operating environment. What gives the confidence that bookings for the year can be attained considering the commentary about the capital freezes coming from the higher executives in some of these hospitals? Have you had discussions with people that said that these capital freezes are really only temporary in terms of as they work through their auction rate securities issues, or maybe if you can give some details around that?
Chris Perkins: Yes, this Chris again. I would say that we did hit our overall total bookings expectation for the first quarter, and again that was expected to be a lower quarter that the quarters for the rest of the year. We have seen some issues where capital constraints have caused our customers to put capital freezes in and we have talked to those customers specifically. We both understand — our customers and us — the need that they have for the solutions they are evaluating with us. Part of it is going to be they’re working through some of their overall capital allocations throughout their entire organization. Part of it is that as they’re preparing for their next round of budget process up for the new budget year, they’re evaluating some things, so we expect to see just a general improvement in some of those specific decisions as they move forward. But again, we’re just broadly being cautious on what the overall impact of the credit markets could be if they don’t improve or deteriorate further.
Richard Close: Okay. That was helpful. And then with respect to the new pricing that you’re seeing in the marketplace or that you were just talking about, is your competition pricing on a per image basis as well — is that an evolution for everyone?
Chuck Jett: Richard this is Chuck. We have seen per study pricing for a long period of time. For a long while it was really just one particular competitor that was out doing it. We’ve seen it spread to others, and we’ve also seen it spread from just kind of a smaller market hospitals to really across all segments of the market. I guess the thing that we’re trying to point out is given the capital issues that we are seeing in today’s capital environment, the per study pricing becomes more attractive given the capital constraints that some of our customers are facing. And we have not historically done very much per study pricing. As I noted earlier, we did a handful — a handful being less than 5 in 2007. We anticipated going into the year that we would likely do some more of those and at this point it appears as that we will indeed be doing more per study pricing contracts as we go through the year.
Richard Close: Okay. Thank you. And then, on the gross profit margin you guys mentioned that you should be seeing that improve in the second quarter. If you could talk in and around what are the main drivers in the improvement in the gross margins assumed in the rest of the year, and then the confidence really to attain those profit improvements?
John Wilhoite: Richard it’s John. Let me just add here that on our systems gross margins, the things that tend to make that fluctuate from quarter to quarter are software versus hardware content of systems revenue, and then some other factors as well. On the systems side, there is a bit of fixed cost there that we have to cover so volume can be an issue, especially in a first quarter where we’re traditionally down a little bit in revenue. So as volume picks up and software content picks up, those things would tend to increase our systems margin.
Richard Close: Okay, thank you.
Operator: Again, ladies and gentlemen, to ask a question please press “*” “1”. Our next question comes from the line of Sean Weiland from Piper Jaffray, please proceed.
Sean Weiland: Hi, thanks. My question was related to your confidence in the guidance given a lot of the moving parts you discussed today — the per study pricing and the credit environment and Deficit Reduction Act — how does your confidence in the full year guidance compare to last year this time?
Chris Perkins: Sean, I guess last year this time we were still not fully understanding the rapid slow down of the overall market. So, I would have to say that we are much more aware at a very detailed level of the plans of the customers and perspective customers, and we have factored that into our guidance for 2008. We wish we had a much more rosy outlook than what we do, but the guidance we put out for the year was one that was grounded in a very realistic view of the world and we believe that we are going to be well-served by having taken that approach at the beginning of the year.
Sean Weiland: Okay, thank you very much.
Operator: There are no further questions. I would now like to turn the call back over to Chuck Jett for closing remarks.
Chuck Jett: Okay. Thanks everyone for attending the call today. We will be in contact with some of you over the next few days and weeks and we will be at an investor conference in June in New York and the details of that will be coming out soon. Thanks again and have a great day. So long.
Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Everyone have a great day.
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Forward Looking Statements
This transcript contains forward-looking statements about Emageon Inc. (the “Company”) that represent the Company’s current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this transcript are based on the Company’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond its control. These risks, uncertainties and other factors include, among others, the risk that it may not compete successfully against larger competitors, risks associated with the cyclical nature of its industry and changes in economic conditions in general, risks associated with its history of operating losses, risks associated with changes in its primary market for PACS radiology systems and the recent decline in PACS radiology system sales orders, risks associated with fluctuations in its quarterly operating results, risks associated with the recent decline in the market price of its common stock, risks associated with the nomination of a competing slate of directors for election at this year’s annual meeting of stockholders, the risk of loss of its senior executive management, risk associated with expansion of its market and selling efforts into new product segments, the risk that its target markets do not develop as expected, the risk that its acquisitions could result in integration difficulties, dilution or other adverse financial consequences, the risk of failure to raise additional capital on acceptable terms, risks associated with its reliance on continuing relationships with large customers, the risk of significant product errors or product failures, the risk of its reliance on reseller arrangements for important components of its solution, the risk that it may not respond effectively to changes in its industry, the risk of its customers’ reliance on third party reimbursements, and the risk of the potential impact on its business of Food & Drug Administration (FDA) regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect the Company’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10- K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on March 17, 2008.
Additional Information
On May 5, 2008, Emageon Inc. filed a preliminary proxy statement with the Securities and Exchange Commission in connection with its upcoming 2008 annual meeting of stockholders, and prior to the annual meeting, Emageon will furnish its stockholders with a definitive proxy statement, together with a WHITE proxy card. Emageon stockholders are strongly advised to read Emageon’s proxy statement as it contains important information. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and the annual, quarterly and current reports and other information filed by Emageon with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Emageon’s Internet website at www.emageon.com or by writing to Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, Attn: Corporate Secretary. In

addition, copies of Emageon’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC at (800) 662-5200. Emageon’s directors and certain of its officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the annual meeting. Information identifying these participants and describing their direct and indirect interests is available in Emageon’s preliminary proxy statement filed with the Securities and Exchange Commission on May 5, 2008.